Exhibit 25(a)

POWER OF ATTORNEY

We, the undersigned directors and officers of PACCAR Financial Corp., a Washington corporation, hereby severally constitute and appoint T. M. Henebry our true and lawful attorney-in-fact, with full power to him to sign for us, and in our names in the capacities indicated below, a Form 10-K of this corporation for fiscal year 2007 to be filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, together with any and all amendments to said Form 10-K, hereby ratifying and confirming our signatures as they may be signed by our said attorney-in-fact to said Form 10-K and any and all amendments thereto.

IN WITNESS WHEREOF each of the undersigned has executed this power of attorney as of the 27th of February 2008.

/s/ Timothy M. Henebry	President and Director	/s/ Ronald E. Armstrong	Vice Chairman and Director
Timothy M. Henebry		Ronald E. Armstrong

/s/ Thomas E. Plimpton	Director
Thomas E. Plimpton